                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                              THREE MONTHS ENDED
                                         YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                        ---------------------------------------------------   -------------------
                          1999       2000       2001       2002      2003       2002       2003
                        --------   --------   --------   --------   -------   --------   --------
Fixed Charges:
Interest expense on
  indebtedness........  $ 38,018   $ 42,179   $ 44,292   $ 46,553   $45,026   $11,809    $10,750
Amortization of debt
  insurance costs.....     1,245      1,306      1,561      2,033     2,500       644        677
Capitalized
  interest............       637        447      4,824      1,772        11         2          5
Interest expense on
  portion of rent
  expense
  representative of
  interest............     1,449      1,270      1,450      1,795     1,759       449        440
                        --------   --------   --------   --------   -------   -------    -------
      Total fixed
       charges........  $ 41,349   $ 45,202   $ 52,127   $ 52,153   $49,296   $12,904    $11,872
                        ========   ========   ========   ========   =======   =======    =======
Earnings:
Net income (loss)
  before provision for
  income taxes........  $ 70,330   $ 89,117   $ 64,329   $(22,924)  $(42,016) $  (778)   $(3,575)
Fixed charges per
  above less
  capitalized
  interest............    40,712     44,755     47,303     50,381    49,285    12,902     11,867
Amortization of
  capitalized
  interest............       140        182        208        529       647       132        162
                        --------   --------   --------   --------   -------   -------    -------
Total earnings........  $111,182   $134,054   $111,840   $ 27,986   $ 7,916   $12,256    $ 8,454
                        ========   ========   ========   ========   =======   =======    =======
Ratio of Earnings to
  Fixed Charges.......       2.7x       3.0x       2.2x       0.5x      0.2x      0.9x       0.7x
                        ========   ========   ========   ========   =======   =======    =======
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